Exhibit 99.1

ROSE HILL ACQUISITION CORPORATION POSTPONES EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

ATLANTA, January 5, 2023 – Rose Hill Acquisition Corporation (NASDAQ: ROSE) (“Rose Hill”) announced today the postponement of its extraordinary general meeting of shareholders (the “Meeting”) originally scheduled for January 5, 2023 until January 12, 2023 at 3:00 p.m. Eastern Time. The Meeting will be held at the offices of Greenberg Traurig, LLP, located at 3333 Piedmont Road NE, Suite 2500, Atlanta, GA 30305. The Meeting will be held to vote on, among other things, a proposal to amend Rose Hill’s Amended and Restated Articles of Association to extend the date by which Rose Hill has to consummate a business combination (the “Extension”) for an additional six months, from January 18, 2023 to July 18, 2023.

Rose Hill has also extended the deadline for public shareholders to submit their shares for redemption in connection with the Extension to 5:00 p.m. Eastern Time on January 10, 2023.

About Rose Hill Acquisition Corporation

Rose Hill is a US$146 million special purpose acquisition company (SPAC) listed on Nasdaq under the ticker ROSE. Its goal is to partner with one Latin American company to provide growth capital, strategic advisory, and a U.S. listing avenue.

Strategic partners: Cohen & Co. provides the Rose Hill team with a strong supportive structure; while Ameris Capital, a Chilean alternative investments asset manager, brings its extensive reach in Latin America.

Additional Information and Where to Find It

Rose Hill urges shareholders to read the revised definitive proxy statement related to the Meeting filed by Rose Hill with the Securities and Exchange Commission (the “SEC”) on December 5, 2022 (the “Definitive Proxy Statement”), as well as other documents filed by Rose Hill with the SEC, because these documents contain or will contain important information about Rose Hill and the Extension. Shareholders may obtain copies of these documents (when available), without charge, at the SEC’s website at www.sec.gov or by directing a request to Rose Hill Acquisition Corporation, 981 Davis Drive NW, Atlanta, GA 30327 or via email at info@rosehillacq.com.

Participants in Solicitation

Rose Hill and its directors and executive officers may be deemed to be participants in the solicitation of proxies of Rose Hill shareholders. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of Rose Hill’s directors and officers in the Definitive Proxy Statement, which may be obtained free of charge from the sources indicated above.

Non-Solicitation

This press release is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities and shall not constitute an offer to sell or a solicitation of an offer to buy the securities of Rose Hill, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Contact:

Juan Jose Rosas, Co-CFO and Director, (607) 279-2371
Albert Hill IV, Co-CFO and Director, (404) 973-7681